SEVERANCE PROTECTION AGREEMENT

THIS SEVERANCE PROTECTION AGREEMENT (this “Agreement”) by and among Broadstone Net Lease, Inc., a Maryland corporation (the “REIT”), Broadstone Net Lease, LLC, a New York limited liability company (the “Operating Company”), and the Operating Company’s subsidiary, Broadstone Employee Sub, LLC, a New York limited liability company (“REIT Operator” and, together with the REIT and the Operating Company, the “Company”), and Kevin M. Fennell (“Executive”) is dated as of January 10, 2023 and effective as of February 28, 2023 (the “Effective Date”).

WHEREAS, the Company desires to provide Executive with severance protection in connection with certain termination of employment events, subject to the conditions set forth in this Agreement, and Executive desires to receive such severance protection, effective as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Termination of Employment.

(a)
Termination Due to Disability. The Company may cause the REIT Operator to terminate Executive’s employment, to the extent permitted by applicable law, if Executive (i) is unable to perform the essential functions of Executive’s job, with or without reasonable accommodation, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, actually receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the REIT Operator (“Disability”). If Executive’s employment is terminated under this Section 1(a) for Disability, then the REIT Operator shall pay or provide Executive the following:

(i)
the Accrued Benefits (as defined in Section 1(h)(i) hereof);

(ii)
Executive’s outstanding equity awards that are subject solely to time-based vesting conditions shall become fully vested as of Executive’s date of termination (the “Vesting Acceleration for Time-Based Equity Awards”);

(iii)
the REIT Operator shall pay Executive a cash amount equal to the product of (x) Executive’s Annual Bonus for the year in which the effective date of Executive’s termination occurs, and (y) a fraction, the numerator of which is the number of days in the calendar year preceding the effective date of Executive’s termination, and the denominator of which is 365 (the “Prorated Final Year Target Bonus”). Subject to Section 18, the Prorated Final Year Target Bonus shall be paid in a single lump sum with the first payroll date to occur after the sixtieth (60th) day following the effective date of Executive’s termination; and

(iv)
if Executive timely and properly elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which Executive or Executive’s eligible dependents would be entitled under COBRA, then the REIT Operator shall pay Executive a monthly cash payment equal to the excess of (x) the COBRA cost of coverage for each month during the Applicable Benefits Payment Period (as defined in Section 1(h)(i) hereof) over (y) the amount that Executive would have had to pay for such coverage if Executive had remained employed by the REIT Operator during the Applicable Benefits Payment Period and paid the active employee rate for such coverage, less withholding for taxes and other similar items (the “Benefits Payments”), paid in accordance with the normal payroll practice of the REIT Operator during the Applicable Benefits Payment Period beginning within sixty (60) days following the effective date of Executive’s termination (with the first payment to include any payments that would have been made during such sixty (60) day period if payments had commenced on the effective date of Executive’s termination).

Otherwise, the Company shall have no further liability or obligation under this Agreement to Executive. For the avoidance of doubt, Executive’s outstanding equity awards that are subject to performance-based vesting conditions shall be treated in accordance with the terms of the applicable award agreement.

(b)
Termination Due to Death. Executive’s employment shall terminate automatically upon Executive’s death. If Executive’s employment is terminated because of Executive’s death, then the REIT Operator shall pay or provide Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, the following:

(i)
the Accrued Benefits;

(ii)
the Vesting Acceleration for Time-Based Equity Awards;

(iii)
the Prorated Final Year Target Bonus; and

(iv)
if Executive’s eligible dependents timely and properly elect to continue participation in any group medical, dental, vision and/or prescription drug plan benefits pursuant to COBRA, then such dependents shall be entitled to receive the Benefits Payments (collectively or on a pro rata basis) during the Applicable Benefits Payment Period, less withholding for taxes and other similar items, paid in accordance with the normal payroll practice of the REIT Operator during the Applicable Benefits Payment Period beginning within sixty (60) days following the effective date of Executive’s termination (with the first payment to include any payments that would have been made during such sixty (60) day period if payments had commenced on the effective date of Executive’s termination).

Otherwise, the Company shall have no further liability or obligation under this Agreement to Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive. For the avoidance of doubt, Executive’s outstanding equity awards that are subject to performance-based vesting conditions shall be treated in accordance with the terms of the applicable award agreement.

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(c)
Termination by the Company Without Cause or by Executive for Good Reason. The Company may cause the REIT Operator to terminate Executive’s employment immediately at any time without Cause (as defined in Section 1(h)(i) hereof), and Executive may terminate Executive’s employment by resigning for Good Reason (as defined in Section 1(h)(i) hereof) upon not less than sixty (60) days’ prior written notice of such resignation to the REIT Operator. Upon any such termination of Executive’s employment without Cause or for Good Reason (each, a “Qualifying Termination”), the REIT Operator shall pay or provide Executive with the following:

(i)
the Accrued Benefits; and

(ii)
if Executive signs a general release of claims in favor of the Company substantially in the form attached hereto as Exhibit A, and subject to the expiration of any applicable or legally required revocation period, all within sixty (60) days after the effective date of termination (the “Release Requirement”):

(1)
the REIT Operator shall pay Executive a cash amount equal to one and one-half (1.5) times, if the Qualifying Termination occurs outside the Change-in-Control Window (as defined herein), or two (2) times, if the Qualifying Termination occurs within the Change in Control Window, the sum of (A) Executive’s then-current Base Salary and (B) Executive’s then-current Annual Bonus. Subject to Section 18, the amount payable pursuant to this Section 1(c)(ii)(1)shall be paid in a single lump sum with the first payroll date to occur after the sixtieth (60th) day following the effective date of Executive’s termination;

(2)
the Prorated Final Year Target Bonus, payable in a single lump sum with the first payroll date to occur after the sixtieth (60th) day following the effective date of Executive’s termination;

(3)
the Vesting Acceleration for Time-Based Equity Awards; and

(4)
if Executive timely and properly elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which Executive or Executive’s eligible dependents would be entitled under COBRA, then Executive shall be entitled to receive the Benefits Payments during the Applicable Benefits Payment Period, less withholding for taxes and other similar items, paid in accordance with the normal payroll practice of the REIT Operator during the Applicable Benefits Payment Period beginning within sixty (60) days following the effective date of Executive’s termination (with the first payment to include any payments that would have been made during such sixty (60) day period if payments had commenced on the effective date of Executive’s termination).

Otherwise, the Company shall have no further liability or obligation under this Agreement to Executive. For the avoidance of doubt, Executive’s outstanding equity awards that are subject to performance-based vesting conditions shall be treated in accordance with the terms of the applicable award agreement.

(d)
Termination by the Company for Cause. The Company may cause the REIT Operator to terminate Executive’s employment at any time for Cause pursuant to the provisions of Section 1(h)(i) hereof, in which event as of the effective date of such termination all payments and benefits under this Agreement shall cease and all then unvested awards or benefits shall be forfeited, except that the REIT Operator shall pay or provide to Executive the Accrued Benefits (with the exception of any earned but unpaid Annual Bonus). Otherwise, the Company shall have no further liability or obligation under this Agreement to Executive.

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(e)
Voluntary Termination by Executive without Good Reason. Executive may voluntarily terminate Executive’s employment without Good Reason upon sixty (60) days’ prior written notice. In any such event, after the effective date of such termination, no further payments or benefits shall be due under this Agreement and all then unvested awards or benefits shall be forfeited, except that the REIT Operator shall pay or provide to Executive the Accrued Benefits. Otherwise, the Company shall have no further liability or obligation under this Agreement to Executive.

(f)
Notice of Termination. Any termination of Executive’s employment shall be communicated by a written notice of termination to the other parties hereto given in accordance with Section 8 and shall specify the termination date in accordance with the requirements of this Agreement.

(g)
Resignation of All Other Positions. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all positions that Executive holds as an officer of the Company or any affiliate of the Company, and from all positions that Executive holds as a member of the Board of Directors (or a committee thereof) or the board of directors (or a committee thereof) of any subsidiary or affiliate of the REIT, unless otherwise mutually agreed with the Board of Directors, and shall take all actions reasonably requested by the Company to effectuate the foregoing.

(h)
General Provisions; Definitions.

(i)
For purposes of this Agreement, “Accrued Benefits” shall mean: (1) any unpaid Base Salary and accrued but unused vacation and/or paid time off (determined in accordance with the REIT Operator’s policy) through the date of termination (paid in cash within 30 days, or such shorter period required by applicable law, following the effective date of termination), (2) reimbursement for all necessary, customary and usual business expenses and fees incurred and paid by Executive prior to the effective date of termination (payable in accordance with the REIT Operator’s expense reimbursement policy), (3) vested benefits, if any, to which Executive may be entitled under the REIT Operator’s employee benefit plans (payable in accordance with the applicable employee benefit plan), and (4) any Annual Bonus under the Company’s annual bonus or incentive compensation program as in effect from time to time that is earned by Executive but unpaid as of the effective date of termination.

(ii)
During any notice period required under Section 1, (A) Executive shall remain employed by the REIT Operator and shall continue to be bound by all the terms of this Agreement and any other applicable duties and obligations to the Company, (B) the REIT Operator may direct Executive not to report to work, and (C) Executive shall only undertake such actions on behalf of the Company, consistent with Executive’s position, as expressly directed by the Board of Directors.

(iii)
For purposes of this Agreement, “Annual Base Salary” shall mean Executive’s stated annual compensation without regard to any bonus, perquisite or other benefits.

(iv)
For purposes of this Agreement, “Annual Bonus” means the annual target bonus to which Executive is eligible under the Company’s annual bonus or incentive compensation program as in effect from time to time.

(v)
For purposes of this Agreement, “Cause” shall mean any of the following:

(1)
conduct by Executive that amounts to willful misconduct, gross neglect, or a material refusal to perform Executive’s duties and responsibilities, which conduct, if susceptible to a cure in the reasonable discretion of the REIT Operator, remains uncured for ten (10) business days following delivery of a written notice to Executive setting forth the nature of such conduct;

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(2)
any willful violation of any material law, rule, or regulation applicable to the Company generally;

(3)
Executive’s material violation of any material written policy, board committee charter, or code of ethics or business conduct (or similar code) of the Company to which Executive is subject, which violation, if susceptible to a cure in the reasonable discretion of the REIT Operator, remains uncured for ten (10) business days following delivery of a written notice to Executive setting forth the nature of such violation;

(4)
any act of fraud, misappropriation, or embezzlement by Executive, whether or not such act was committed in connection with the business of the Company;

(5)
a material breach of any contractual obligations, or any breach of fiduciary duties owed by Executive to the Company (which breach, if susceptible to a cure in the reasonable discretion of the REIT Operator, remains uncured for ten (10) business days following delivery of a written notice to Executive setting forth the nature of such breach);

(6)
Executive’s charge with, indictment for, conviction of, or entry of a plea of guilty or nolo contendere or no contest with respect to: (X) any felony, or any misdemeanor involving dishonesty or moral turpitude (including pleading guilty or nolo contendere to a felony or lesser charge which results from plea bargaining), whether or not such felony, crime or lesser offense is connected with the business of the Company, or (Y) any crime connected with the business of the Company; or

(7)
Executive’s deliberate misrepresentation in connection with, or willful failure to cooperate with, a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials as reasonably requested by the Company or its legal counsel.

No action or inaction shall be treated as willful unless done or not done in bad faith or without a reasonable belief it was in the best interests of the Company or any of its affiliates. Any action or inaction based upon the advice of counsel to the Company (or any of its affiliates) or the direction of the Board shall not be treated as Cause.

(vi)
For purposes of this Agreement, “Change in Control” means and includes the occurrence of any one of the following events:

(1)
during any consecutive 12-month period, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the beginning of such 12-month period and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

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(2)
any individual, entity or group (within the meaning of Section 3(a)(9) of the Securities Exchange Act of 1934 Act (“1934 Act”) and as used in Section 13(d)(3) or 14(d)(2) of the 1934 Act) (a “Person”) becomes a “beneficial owner” (as defined in Rule 13d-3 of the General Rules and Regulations under the 1934 Act) (“Beneficial Owner”), directly or indirectly, of either (A) 50% or more of the then-outstanding shares of common stock of the REIT (“REIT Common Stock”) or (B) securities of the REIT representing 50% or more of the combined voting power of the REIT’s then outstanding securities eligible to vote for the election of directors (the “REIT Voting Securities”); provided, however, that for purposes of this subsection (2), the following acquisitions of REIT Common Stock or REIT Voting Securities shall not constitute a Change in Control: (w) an acquisition directly from the REIT, (x) an acquisition by the REIT or any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the REIT (a “Subsidiary”), (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the REIT or any Subsidiary, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (3) hereof); or

(3)
the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the REIT or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the REIT’s assets (a “Sale”) or the acquisition of assets or stock of another corporation or other entity (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the outstanding REIT Common Stock and outstanding REIT Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Reorganization, Sale or Acquisition (including, without limitation, an entity which as a result of such transaction owns the REIT or all or substantially all of the REIT’s assets or stock either directly or through one or more subsidiaries, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding REIT Common Stock and the outstanding REIT Voting Securities, as the case may be, and (B) no person (other than (x) the REIT or any Subsidiary, (y) the Surviving Entity or its ultimate parent entity, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the Beneficial Owner, directly or indirectly, of 50% or more of the total common stock or 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Entity, and (C) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the Board of Director’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(4)
approval by the stockholders of the REIT of a complete liquidation or dissolution of the Company.

(vii)
For purposes of this Agreement, “Change-in-Control Window” shall mean the period starting on the date that is three (3) months prior to a Change in Control and ending on the date that is twelve (12) months following a Change in Control.

(viii)
For purposes of this Agreement, “Good Reason” shall mean, without Executive’s express written consent:

(1)
a material diminution in Executive’s title, position, authority, duties, or responsibilities;

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(2)
a material diminution in the authority, duties, or responsibilities of the supervisor to whom Executive is required to report;

(3)
a material diminution in Executive’s Base Salary or Annual Bonus;

(4)
a willful and material breach by the Company of this Agreement; or

(5)
the relocation (without the written consent of Executive) of Executive’s principal place of employment by more than thirty-five (35) miles.

Notwithstanding the foregoing, (I) Good Reason shall not be deemed to exist unless notice of termination on account thereof is given no later than ninety (90) days after the time at which Executive has knowledge that the event or condition purportedly giving rise to Good Reason first occurs or arises , (II) if there exists an event or condition that constitutes Good Reason, the Company shall have thirty (30) days from the date notice of such termination is received to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder and (III) Executive provides written notice of termination with Good Reason within sixty (60) days following the Company’s failure to cure such event or condition.

(ix)
For purposes of this Agreement, the “Applicable Benefits Payment Period” shall begin on the effective date of Executive’s termination, or, in the case of Executive’s death, the effective date of COBRA continuation coverage for Executive’s eligible dependents under the REIT Operator’s group health plans, and shall end on the date that is twelve (12) months following the effective date of Executive’s termination by reason of Executive’s death or Disability, or the date that is twenty-four (24) months following the effective date of Executive’s Qualifying Termination, as applicable. Notwithstanding the foregoing, the Applicable Benefits Payment Period shall end immediately upon Executive becoming eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to Executive’s spouse).

(x)
The REIT Operator-paid portion of the monthly premium Benefits Payments shall be determined in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder, and shall be treated as taxable compensation by including such amount in Executive’s income in accordance with applicable rules and regulations. Any Benefits Payments made to the Executive’s eligible dependents shall be treated as taxable compensation by including such amount in the eligible dependents’ income and withholding from such amounts in accordance with applicable rules and regulations.

(xi)
The parties agree that a termination of Executive’s employment pursuant to this Section 1 will not be a breach of this Agreement and does not relieve either party of its other obligations hereunder.

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2.
Code Section 280G.

(a)
Treatment of Payments. Notwithstanding anything in this Agreement or any other plan, arrangement or agreement to the contrary, in the event that an accounting firm or a nationally recognized tax firm specializing in Code Section 280G calculations which shall be designated by the Company prior to a Change in Control with Executive’s written consent (which consent shall not be unreasonably withheld) (the “Accounting Firm”) shall determine that any payment or benefit received or to be received by Executive from the Company or any of its affiliates or from any person who effectuates a change in control or effective control of the Company or any of such person’s affiliates (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, the “Total Payments”) would fail to be deductible under Section 280G of the Code or otherwise would be subject (in whole or part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the payments or benefits to be received by Executive that are subject to Section 280G or 4999 of the Code shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but such reduction shall occur if and only to the extent that the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes, and employment, Social Security and Medicare taxes on such reduced Total Payments), is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes and employment, Social Security and Medicare taxes on such Total Payments and the amount of Excise Tax (or any other excise tax) to which Executive would be subject in respect of such unreduced Total Payments). For purposes of this Section 2(a), the above tax amounts shall be determined by the Accounting Firm, applying the highest marginal rate under Section 4 of the Code and under state and local laws which applied (or is likely to apply) to Executive’s taxable income for the tax year in which the transaction which causes the application of Section 280G or 4999 of the Code occurs, or such other rate(s) as the Accounting Firm determines to be likely to apply to Executive in the relevant tax year(s) in which any of the Total Payments is expected to be made. If the Accounting Firm determines that Executive would not retain a larger amount on an after-tax basis if the Total Payments were so reduced, then Executive shall retain all of the Total Payments.

(b)
Ordering of Reduction. In the case of a reduction in the Total Payments pursuant to Section 2(a), the Total Payments will be reduced in the following order: (A) payments that are payable in cash (and that are not deferred compensation within the meaning of Section 409A of the Code) that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (B) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) (and that are not deferred compensation within the meaning of Section 409A of the Code), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (C) payments that are payable in cash (and that are not deferred compensation within the meaning of Section 409A of the Code) that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (D) payments and benefits (that are not deferred compensation within the meaning of Section 409A of the Code) due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (E) all other cash or non-cash benefits not otherwise described in above will be next reduced pro-rata with any payments or benefits that are deferred compensation within the meaning of Section 409A of the Code being reduced last.

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(c)
Certain Determinations. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (A) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (B) no portion of the Total Payments will be taken into account which, in the opinion of the Accounting Firm, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of the Accounting Firm, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (C) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. Executive and the Company shall furnish such documentation and documents as may be necessary for the Accounting Firm to perform the requisite calculations and analysis under this Section 2 (and shall cooperate to the extent necessary for any of the determinations in this Section 2(c) to be made), and the Accounting Firm shall provide a written report of its determinations hereunder, including detailed supporting calculations. If the Accounting Firm determines that aggregate Total Payments should be reduced as described above, it shall promptly notify Executive and the Company to that effect. In the absence of manifest error, all determinations by the Accounting Firm under this Section 2 shall be binding on Executive and the Company and shall be made as soon as reasonably practicable following the later of Executive’s date of termination of employment or the date of the transaction which causes the application of Section 280G of the Code. The Company shall bear all costs, fees and expenses of the Accounting Firm and any legal counsel retained by the Accounting Firm.

(d)
Additional Payments. If Executive receives reduced payments and benefits by reason of this Section 2 and it is established pursuant to a determination of a court of competent jurisdiction which is not subject to review or as to which the time to appeal has expired, or pursuant to an Internal Revenue Service proceeding, that Executive could have received a greater amount without resulting in any Excise Tax, then the Company shall thereafter pay Executive the aggregate additional amount which could have been paid without resulting in any Excise Tax as soon as reasonably practicable following such determination.

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(e)
Return of Materials. Executive agrees that Executive will not retain or destroy (except as set forth below), and will immediately return to the Company on or as soon as reasonably practicable following the termination date, or at any other time the Company requests such return, any and all property of the Company that is in Executive’s possession or subject to Executive’s control, including, but not limited to, tenant, investor, and customer files and information, papers, drawings, notes, manuals, specifications, designs, devices, code, email, documents, diskettes, CDs, tapes, keys, access cards, credit cards, identification cards, equipment, computers, mobile devices, other electronic media, all other files and documents relating to the Company and its business (regardless of form, but specifically including all electronic files and data of the Company), together with all Confidential Information and Work Product (each, as defined below) belonging to the Company or that Executive received from or through Executive’s employment with the Company. Executive will not make, distribute, or retain copies of any such information or property. To the extent that Executive has electronic files or information in Executive’s possession or control that belong to the Company and contain Confidential Information, or constitute Work Product (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), on or as soon as practicable following the termination date, or at any other time the Company requests, Executive shall (1) provide the Company with an electronic copy of all of such files or information (in an electronic format that readily accessible by the Company); (2) after doing so, delete all such files and information, including all copies and derivatives thereof, from all non-Company-owned computers, mobile devices, electronic media, cloud storage, and other media, devices, and equipment, such that such files and information are permanently deleted and irretrievable; and (3) provide a written certification to the Company that the required deletions have been completed. Notwithstanding the foregoing, Executive shall be permitted to retain any portions of his calendar, contacts, and personal correspondence that do not contain any Confidential Information, as well as any information reasonably needed for Executive’s personal tax return preparation, provided that Executive first reasonably cooperates with the Company’s IT and human resources staff to allow such staff to take reasonable steps to ensure that any documents or materials so retained by Executive do not contain any Confidential Information. For the purposes of this Agreement, (i) “Confidential Information” means any and all data and information relating to the Company, its activities, business, or clients that (1) is disclosed to Executive or of which Executive become aware as a consequence of Executive’s employment with REIT Operator and services to the Company; (2) has value to the Company; and (3) is not generally known outside of the Company and (ii) “Work Product” means all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s actual or anticipated business, research and development or existing or future products or services and which were or are conceived, developed, contributed to or made or reduced to practice by Executive (whether alone or jointly with others) while employed by REIT Operator, whether before or after the date of this Agreement. For certainty, “Confidential Information” shall include, but is not limited to the following types of information regarding, related to, or concerning the Company: trade secrets (as defined by applicable law); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; tenant, investor, and customer lists; tenant, investor, and customer files, data and financial information; details of tenant, investor, and customer contracts; current and anticipated tenant, investor, and customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of the Company, but for which the nature, method, or procedure for combining

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such information or materials is not generally known outside of the Company. In addition to data and information relating to the Company, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Company by such third party, and that the Company has a duty or obligation to keep confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law. “Confidential Information” shall not include information that has become generally available to the public (or within the Company’s industry) by the act of one who has the right to disclose such information without violating any right or privilege of the Company.

3.
Executive’s Cooperation. During Executive’s employment with REIT Operator and following termination of such employment, Executive shall cooperate with the Company in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company to the extent that such investigation, proceeding or dispute may relate to matters in which Executive has knowledge as a result of Executive’s employment with the Company or Executive’s serving as an officer or director of the Company (including Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request, after reasonable notice, to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company requires Executive’s reasonable assistance or cooperation in accordance with this Section 3, the REIT Operator shall reimburse Executive solely for reasonable travel expenses (including lodging and meals) upon submission of receipts and for reasonable legal fees incurred by Executive to the extent Executive reasonably believes that independent counsel would be appropriate. Any such cooperation shall take into account Executive’s personal and business commitments, and Executive shall not be required to cooperate against his legal interests or the legal interests of any subsequent employer.

4.
Executive’s Representations. Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (b) Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that Executive has consulted with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein.

5.
Insurance for Company’s Own Behalf. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

6.
Withholding. The REIT Operator shall be entitled to deduct or withhold from any amounts owing from the Company to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes that it reasonably determines are required to be imposed with respect to Executive’s compensation or other payments or benefits from the Company or Executive’s ownership interest in the Company (including wages, bonuses, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).

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7.
Survival. The rights and obligations of the parties under this Agreement shall survive as provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions following the termination of Executive’s employment with the Company, regardless of the manner of or reasons for such termination.

8.
Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to (a) Executive at the address on file with the Company, and (b) Company at the following address:

Notices to the Company: 800 Clinton Square

Rochester, New York 14604

Attn: Chairman of the Board of Directors

Chairman of the Governance Committee of the Board of Directors

Notices to Executive: Address on file with the Company

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 8, be deemed given on the day so delivered, or, if delivered after 5:00 p.m. local time or on a day other than a Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close (a “Business Day”), then on the next proceeding Business Day, (ii) if delivered by certified mail in the manner described above to the address as provided in this Section 8, be deemed given on the earlier of the third Business Day following mailing or upon receipt and (iii) if delivered by overnight courier to the address as provided for in this Section 8, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt, in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 8. Any party hereto from time to time may change its address or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

9.
Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

10.
Entire Agreement. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. For the avoidance of doubt, Executive shall not be eligible to participate in any severance plan or program during Executive’s employment with the REIT Operator to the extent such participation would result in a duplication of benefits.

11.
No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

12.
Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

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13.
Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign Executive’s rights or delegate Executive’s duties or obligations hereunder without the prior written consent of the Company. The Company may only assign this Agreement to a successor to all or substantially all of the business and/or assets of the Company. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

14.
Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

15.
Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including the Company’s right to terminate Executive’s employment for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

16.
Consent to Jurisdiction. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN THE STATE OF NEW YORK WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 16. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

17.
Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED-FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

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18.
Section 409A.

(a)
Interpretation. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of Section 409A of the Code and regulations thereunder (“Section 409A”) or any exemption thereunder, to the extent applicable, and this Agreement shall be interpreted accordingly. If necessary, any provisions of this Agreement that would otherwise violate Section 409A shall be amended by the parties to comply with Section 409A; provided, that, such amendment shall endeavor to maintain the economic benefits of this Agreement. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of any payment that constitutes deferred compensation for purposes of Section 409A. To the extent any payment or benefit provided under Section 1 is contingent upon Executive’s execution of the general release of claims described in Section 1(d)(ii), if such payment or benefit constitutes deferred compensation for purposes of Section 409A and the 60-day period described in Section 1(d)(ii) spans calendar years, such payment and/or benefit shall be paid or commence, as applicable, in the latter calendar year. Executive will be deemed to have a termination of employment for purposes of determining the timing of any payments or benefits hereunder that constitute deferred compensation for purposes of Section 409A only upon a “separation from service” within the meaning of Section 409A.

(b)
Payment Delay. Notwithstanding any provision to the contrary in this Agreement, if on the date of Executive’s termination of employment, Executive is a “specified employee” (as such term is used in Section 409A), then any amounts payable to Executive that constitute deferred compensation for purposes of Section 409A that are payable due to Executive’s termination of employment shall be postponed and paid (without interest) to Executive in a lump sum on the date that is six (6) months and one (1) day following Executive’s “separation from service” with the Company (or any successor thereto); provided, however, that if Executive dies during such six-month period and prior to payment of the postponed cash amounts hereunder, the amounts delayed on account of Section 409A shall be paid to the personal representative of Executive’s estate on the sixtieth (60th) day after Executive’s death.

(c)
Reimbursements. If Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Executive to reimbursement of expenses under this Agreement shall be subject to liquidation or exchange for another benefit.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers or agents hereunto duly authorized, all as of the date first written above.

BROADSTONE NET LEASE, INC.

By: /s/ John D. Callan Jr.

Name: John D. Callan, Jr.

Its: SVP, General Counsel and Secretary

BROADSTONE NET LEASE, LLC

By: Broadstone Net Lease, Inc.

Its: Managing Member

By: /s/ John D. Callan Jr.

Name: John D. Callan, Jr.

Its: SVP, General Counsel and Secretary

BROADSTONE EMPLOYEE SUB, LLC

By: Broadstone Net Lease, LLC

Its: Manager

By: Broadstone Net Lease, Inc.

Its: Managing Member

By: /s/ John D. Callan Jr.

Name: John D. Callan, Jr.

Its: SVP, General Counsel and Secretary

EXECUTIVE

/s/ Kevin M. Fennell

Kevin M. Fennell

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